Exhibit 10.6
PERSONAL AND CONFIDENTIAL
January 16, 2015
Revised as of March 6, 2015
Delivered via email
Dear Peter:
This Agreement between you and General Cable Corporation, a Delaware Corporation, with its principal offices at 4 Tesseneer Drive, Highland Heights, Kentucky, 41076 sets forth the terms and conditions related to the cessation of your employment with General Cable Corporation and its subsidiaries (“General Cable”).
You and General Cable have agreed that your employment with General Cable will terminate by way of resignation effective on the close of business on March 31, 2015 (the “Separation Date”). General Cable will provide you with the payments and benefits set forth below if you (a) remain actively employed by General Cable, performing such transition duties as General Cable may reasonably request, through the Separation Date, consistent with your existing high level of performance and in compliance with General Cable’s Code of Ethics and Compliance Guidelines and other policies of General Cable, (b) execute this Agreement, including the release of claims attached hereto as Exhibit A on or before March 6, 2015, (c) execute the release of claims attached hereto as Exhibit B on the Separation Date, and (d) continue to satisfy your obligations to General Cable, including those set forth in this Agreement. Your employment with General Cable will continue until the Separation Date; provided that, if you voluntarily terminate your employment before the Separation Date, or if General Cable terminates your employment for Cause (as defined below) or on account of your death or Disability (as defined below), your employment shall terminate and you shall not be eligible to receive the payments and benefits set forth in this Agreement.
A.PAYMENTS TO YOU
Effective as of November 1, 2014, your annual rate of base salary is USD$385,000.
Subject to your compliance with the terms and conditions of this Agreement, you will receive the following benefits:
1)    Salary continuation equal to 1.5 times your annual rate base salary of USD $385,000 (total amount of USD$577,500). Salary continuation will be paid in regular payroll installments, commencing within 30 days following the Separation Date and continuing through September 30, 2016. These payments shall be made pursuant to Section “O. 2” below.
2)    A payment equal to 1.5 times your 2015 target bonus opportunity of USD$385,000 (total amount of USD$577,500). This payment will be paid on the Separation Date in the same manner as you were paid during your employment.
3)    Your 2014 annual bonus, if any, based on company performance, pursuant to the terms of the General Cable Corporation Annual Incentive Plan (the “AIP”). Any 2014 bonus will be paid in March 2015, when bonuses are paid to other General Cable employees, in accordance with the terms of the AIP. This payment will be made to you in the same manner as you were paid during your employment.
4)    25% of the 2015 annual bonus that would have been payable to you under the AIP, based on company performance, if you had remained employed by General Cable. For purposes of this calculation, 25% of the target 2015 bonus is USD$96,250. Any 2015 bonus will be paid in March 2016, when bonuses are paid to other General Cable employees, in accordance with the terms of the AIP. This payment shall be made pursuant to Section “O.2” below.

5)    To assist you with the cost of medical and dental benefits after termination of employment, a lump sum payment of USD$24,207.48, which will be paid to you on the Separation Date. This payment will be made to you in the same manner as you were paid during your employment.

6)    Payment of any accrued but unused vacation as of the Separation Date, which will be paid to you on the Separation Date. This payment will be made to you in the same manner as you were paid during your employment.
7)    Payment of any accrued benefits under General Cable’s employee benefit plans, to the extent vested as of the Separation Date, which will be paid in accordance with, and subject to, the terms of the applicable employee benefit plans. You will be provided with information regarding your vested accrued benefits under separate cover.
B. SECONDMENT PACKAGE – CONTINUATION UP TO MARCH 31st, 2015
Subject to your compliance with the terms and conditions of this Agreement:
1)     The following expatriate benefits will continue to be provided through the Separation Date consistent with the terms and conditions currently in effect: housing assistance, medical benefits, retirement plan participation, company car use, travel allowance (with a maximum benefit for 2015 equal to $7,500), country club access, and emergency leave.
2)     You are eligible to receive tuition reimbursement for your children’s education for the 2015 Spring Term equal to USD$33,000, provided the reimbursement satisfies the conditions set forth in Section 4.6 of the Agreement between you and General Cable dated as of November 28, 2012 (the “Original Agreement”). Such reimbursement will be paid to you on the Separation Date. This payment will be made to you in the same manner as you received tuition reimbursement benefits during your employment.
C. RELOCATION SUPPORT
Subject to your compliance with the terms and conditions of this Agreement:
If you repatriate prior to or within three months following the Separation Date, General Cable will provide you repatriation support as set forth below for your move from Bangkok, Thailand to the city of your choice in the United Kingdom. Repatriation will be managed by Brookfield Relocation Services.
1)     Upon repatriation, you will be provided with reasonable temporary living expenses for a period not to exceed a combined 30 days in Thailand and the UK to facilitate your and your wife’s move.
2)     You will be provided with an ocean freight shipment of household goods not to exceed a 40-foot sea container from point of origin in Bangkok, Thailand to the United Kingdom.
3)     General Cable will pay the cost to ship by air a limited amount of essential personal effects, not to exceed 500 lbs.
4)     You will be provided with one-way air transportation from Bangkok, Thailand to the United Kingdom for you and your wife, in accordance with General Cable’s travel policy.
5)     On the Separation Date, you will receive one month’s base salary to offset your relocation incidentals, as well as an additional tax gross-up amount, so that the after-tax value of the payment provided pursuant to this provision (5) is equal to the gross amount of your monthly salary. This payment will be made to you in the same manner as you received payments during your employment.
D. TAX MATTERS
Subject to your compliance with the terms and conditions of this Agreement:
1)    General Cable shall secure the services of a reputable accounting firm selected by General Cable to prepare your legally required income tax returns for the 2014, 2015 and 2016 calendar years for Thailand and the United Kingdom. It shall be your responsibility to provide all reasonable and necessary information requested and to ensure that your tax returns are accurate and filed when due. As of the Separation Date, it is anticipated that Ernst & Young will be providing tax preparation services to you. In the event that General Cable secures the services of another reputable accounting firm, you will be notified in writing of such other firm.
2)    At all times, you agree and acknowledge that you shall be responsible for complying with any and all applicable income tax regulations in any and all countries where you are required to pay taxes and for the payment of any and all interest or penalties or other assessments associated with untimely or inaccurate submission of data in connection with any tax documentation.
You agree and acknowledge that all payments under this Agreement that are paid as of the Separation Date are subject to applicable withholding for taxes and other required deductions pursuant to the laws of Thailand. Additional payments paid after the Separation Date may be subject to withholding for taxes and other required deductions pursuant to the law of any applicable jurisdiction.
E. EQUITY INCENTIVE PLAN PARTICIPATION AND EMPLOYEE BENEFITS
Any equity awards granted to you pursuant to the General Cable Corporation 2005 Stock Incentive Plan (the “2005 Plan”) shall be governed by the terms of the 2005 Plan and any applicable award documents.
Your participation in General Cable’s employee benefit plans will terminate as of the Separation Date, subject to the terms of the applicable employee benefits plans.
F. OUTPLACEMENT SERVICES
Subject to your compliance with the terms and conditions of this Agreement, General Cable will provide outplacement services through Right Management to assist you in transitioning to other employment.
G. RETURN OF GENERAL CABLE PROPERTY; RESIGNATION FROM POSITIONS
You must return all building access cards, keys to desks, mobile phones, laptops, any General Cable literature/publications, product samples, and other General Cable owned property, including any Confidential Information (as defined below) by the Separation Date.
You acknowledge that failure to return all of General Cable's property by the Separation Date may cause certain damages to be incurred by General Cable, and General Cable will be legally permitted to make a claim against you for such damages.
Effective as of the Separation Date or as of such earlier date as may be specified by General Cable, upon executing this Agreement, you hereby resign from all positions of officer, director or other representative of General Cable that you hold. Moreover, you agree to sign any such agreements confirming such resignation as General Cable may reasonably request. In furtherance of the foregoing, you hereby agree to execute the resignation letter attached hereto as Exhibit C (which shall include Appendix A attached thereto, as it may be amended from time to time) as of the date of your execution of this Agreement. General Cable shall make any filings that may be required by the laws of Thailand in connection with your resignation from such positions with General Cable.
H. YOUR COMMITMENTS DURING EMPLOYMENT AND AFTER SEPARATION
As a condition of this Agreement, you agree to the following covenants:
Beginning on the date hereof and ending on the first anniversary of the Separation Date, you shall not, whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organization and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly recruit, solicit, induce or encourage any person in the employment or service of General Cable to terminate his, her or its relationship with General Cable or to accept employment or engagement with or by any person or entity other than General Cable.
Beginning on the date hereof and ending on September 30, 2016, you shall not, directly or indirectly, become engaged in any business or activity that is in competition with any services or products sold by, or any business or activity engaged in by, General Cable with respect to a Restricted Business (as defined below) anywhere in Europe, North America, Central America or South America; provided, however, that this provision shall not restrict you from owning or investing in publicly traded securities, so long as your aggregate holdings in any such company do not exceed 5% of the outstanding equity of such company and such investment is passive. You agree that, given the nature of the business of General Cable, the geographic scope set forth in the immediately preceding sentence is appropriate and reasonable.
Beginning on the date hereof and ending on September 30, 2016, you shall not solicit any person who was a customer of General Cable with respect to any Restricted Business, or solicit potential customers of the General Cable who are or were identified through leads developed during the course of your employment with General Cable with respect to any Restricted Business, or otherwise divert or attempt to divert any existing business of General Cable.
For purposes of this Agreement, the term “Restricted Business” means any business of General Cable (which includes, without limitation, the development, design, manufacture, marketing, distribution or sale of wire and cable).
During your employment and at all times thereafter, you understand that you remain bound to comply with any and all confidentiality obligations in connection with your fiduciary and legal duties arising from your employment with General Cable or any confidentiality policies or agreements between you and General Cable. You agree that you shall not disclose any Confidential Information to any person, firm, corporation or other entity not authorized to receive any of General Cable's Confidential Information, except with General Cable’s express permission or as may be required by governmental law or regulation or in legal proceedings to which you are subpoenaed to give testimony, in which event, you shall notify General Cable promptly upon learning that you have been subpoenaed or are otherwise required or compelled to divulge Confidential Information. You agree that, consistent with the terms of this Agreement, upon the Separation Date (or any earlier date requested by General Cable) you shall return to General Cable any and all Confidential Information in your possession in any tangible or electronic form, and you shall not maintain any copy or record of any such Confidential Information thereafter.
For purposes of this Agreement, “Confidential Information” means all trade secrets and information disclosed to or known by you as a consequence of or through your employment with General Cable (including information conceived, originated, discovered or developed by you and any information acquired by General Cable from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by you), with respect to General Cable, and including proprietary or confidential information received by General Cable from third parties subject to an obligation on General Cable’s part to maintain the confidentiality of the information. Confidential Information shall expressly include, but not be limited to: (i) the identity of and any information regarding General Cable’s present or prospective customers, suppliers, employees or contractors, (ii) customer purchasing information, including buying patterns, pricing, quantities or types of products purchased, contact persons, and profitability and sales data, (iii) the prices and terms upon which General Cable purchases or has purchased raw materials, components, finished goods and other supplies as well as the source, profitability, purchase history, and composition of such supplies, (iv) information regarding General Cable’s employees, including salaries, skills, performance evaluations, promotion history and reporting matrix, (v) General Cable’s business plans, forecasts, financial results, strategic plans and other similar data, and (vi) General Cable’s proprietary formulas, manufacturing methods, compositions, inventions, patent strategies, licenses, processes, discoveries and know how.
Please be reminded that General Cable takes these matters seriously and these commitments must be honored. You hereby agree that the restrictions set forth herein are fair and reasonable and reasonably required for the protection of the legitimate interests of General Cable and its successors and assigns.

You further acknowledge and agree that if you directly or indirectly breach, violate, or fail to perform fully your obligations under this Agreement (a “Default”), each Default shall cause immediate and irreparable harm to General Cable in a manner which cannot be adequately compensated in monetary damages. As a result, General Cable, in addition to its other remedies, shall be entitled to seek immediate injunctive relief to restrain any Default by you or others acting in concert with you. Notwithstanding any provision of this Agreement, if General Cable determines in good faith and its sole discretion that a Default has occurred, then all payments under this Agreement shall immediately cease, and General Cable shall deposit any amounts payable hereunder in escrow with a third party to be mutually agreed, pending a determination of Default by a court of competent jurisdiction. In the event of a determination of Default by a court of competent jurisdiction, no payments shall be made under this Agreement, and General Cable may require that you repay any amounts previously paid under this Agreement. The prevailing party in any action to enforce this Agreement shall be entitled to reimbursement of all of its costs, expenses, and reasonable attorneys’ fees incurred in any enforcement proceeding in which it prevails in whole or in part.
You further agree to indemnify, defend and hold General Cable harmless from and against any and all losses, lost profits, injuries, charges, encumbrances, fees, dues, debts, costs (including court costs), expenses (including reasonable litigation expenses and attorneys' fees), and damages which General Cable may incur as a result of any violation or breach of the non-competition, non-solicitation and confidentiality provisions of this Agreement by you. Any amounts that you owe General Cable under this indemnification shall be offset by any payments that are withheld by General Cable, or that you repay to General Cable, under this Agreement in connection with your violation or breach of this Agreement.
If any portion of the covenants contained in this Agreement, or the application thereof, is construed to be invalid or unenforceable, the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Addendum is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.
For the avoidance of doubt, nothing contained herein is intended to alter, amend or supersede your obligations under any existing non-disclosure or non-solicitation agreement or policy of General Cable to which you may be bound.
I. COOPERATION

As a condition of this Agreement, you agree to cooperate, in good faith, with General Cable at such times and in such manner as General Cable may reasonably request, consistent with your professional obligations in connection with any new employment, with respect to matters that were within your area of responsibility while an employee. In particular, you agree to cooperate with General Cable in connection with any requests for information relating to General Cable’s internal FCPA and accounting investigations. With respect to any subpoena, claim, litigation, investigation or other legal proceeding affecting General Cable that arises out of events with respect to which you have or may have knowledge from the course of your employment by General Cable, your cooperation shall include, but not be limited to, interviews and conferences with General Cable’s attorneys, timely response to requests for information, and testimony, including at depositions, trials or in other legal proceedings. General Cable shall pay your reasonable travel expenses incurred in connection with your Cooperation obligations.
J. INDEMNIFICATION

As a condition of this Agreement, you acknowledge that in connection with your Cooperation obligations as set forth above, and your participation in the ongoing FCPA investigation and the ongoing accounting investigation, General Cable will indemnify you in accordance with Article XIV of the Amended and Restated Bylaws of General Cable dated December 16, 2008 and attached as Exhibit D hereto. In that regard, General Cable will continue to pay the reasonable expenses and fees associated with your independent legal counsel, Park & Jensen, or successor counsel, if such counsel is retained, with respect to the foregoing matters to the extent consistent with General Cable’s Bylaws and applicable Delaware law.

K. ATTORNEYS FEES

Within 30 days of execution of this Agreement, General Cable agrees to pay the time charges and expenses (not exceeding USD $7,500.00) of an attorney of your choice to review this Agreement and to represent you in connection with its negotiation and finalization. You have selected Marjorie Berman, Esq. of Krantz & Berman LLP, 747 Third Avenue, 32nd Floor, New York, New York 10017. Such payment shall be made directly to your counsel, who shall furnish General Cable with an invoice for services.
L. RELEASE TO GENERAL CABLE

If you do not execute both: (a) this Agreement, including the release of claims attached hereto as Exhibit A, on or before March 6, 2015 and (b) the release of claims attached hereto as Exhibit B on the Separation Date, then you will not receive the payments set forth in this Agreement and will only receive the payments, if any, that are required to be paid to you pursuant to applicable law.
M. DISABILITY

As noted above, if your employment with General Cable is terminated prior to the Termination Date on account of your Disability, you shall not be eligible for the payments and benefits set forth in this Agreement. For purposes of this Agreement, Disability means, if you are covered by a long-term disability plan of General Cable, your inability to perform the essential functions of your job for a period of time that qualifies you to receive long-term disability benefits under such plan, or if you are not covered by a long-term disability plan of General Cable, your inability to perform the essential functions of your job, as determined by General Cable.
N. CAUSE AND RECOUPMENT

General Cable retains the right to terminate your employment for Cause without advance notice, unless otherwise required by law. For purposes of this Agreement, the term “Cause” shall include but not be limited to your non-performance of duties, breach of this Agreement, violation of law, violation of General Cable’s Code of Ethics and Compliance Guidelines, or similar conduct, and “Cause” may include actions taken before or after the date of this Agreement. In the event that your employment with General Cable terminates and General Cable subsequently discovers the existence of circumstances which, if known at the time of your termination, would have permitted General Cable to terminate your employment for Cause, all payments under this Agreement shall cease, and General Cable shall deposit any amounts payable hereunder in escrow with a third party to be mutually agreed, pending a determination of “Cause” by a court of competent jurisdiction. In the event of a determination of “Cause” by a court of competent jurisdiction, no payments shall be made under this Agreement, and General Cable may require that you repay any amounts previously paid under this Agreement. General Cable must provide you with written notice of such repayment obligation within 18 months of the Separation Date, which notice may be given before a determination of “Cause” by a court of competent jurisdiction. The prevailing party in any action to enforce this provision shall be entitled to reimbursement of all of its costs, expenses, and reasonable attorneys’ fees incurred in any enforcement proceeding in which it prevails in whole or in part.
In addition, the payments and benefits set forth in this Agreement shall be subject to: any applicable clawback policy implemented by the Board of Directors of General Cable Corporation (the “Board of Directors”) from time to time, including without limitation the clawback policy adopted by the Board of Directors in 2012 that is included in General Cable’s Corporate Governance Principles and Guidelines, except to the extent that applicable law provides otherwise.
O. GENERAL AGREEMENT PROVISIONS

1)    All payments and benefits provided under this Agreement are in respect of services performed in Thailand. You and General Cable agree that during your employment, you have not performed services for any General Cable entity based in the U.S., the United Kingdom or any location outside of the Asia Pacific region.

2)    All references to U.S. Dollars (“USD”) in this Agreement will be converted to British Sterling (or another currency reasonably requested by you and acceptable to General Cable) based on the currency conversion rate published by Oanda (located at http://www.oanda.com/currency/historical-rates/) on the tenth business day of each month. Such rate will govern payments made after such tenth business day until the tenth business day of the next month. All payments to be made under this Agreement after the Separation Date will be paid by General Cable Corporation or one of its U.S. entities. All Payments shall be made to an account (consistent with applicable law) to be specified by you in a writing provided to me within 15 days of the Separation Date, and you may thereafter modify such account information, if acceptable to General Cable, by providing advance written notice to me. You hereby agree that prior to the Separation Date, you will properly complete and return to me an Internal Revenue Service Form W-8 BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals)).

3)    No provision of this Agreement may be amended or modified unless such amendment or modification is required for the compliance with the law or is agreed upon in writing and signed by you and General Cable. No waiver by either party at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time. Any waiver must be in writing and signed by you or General Cable, as the case may be.

4)    This Agreement shall be subject to the laws of the State of Delaware without regard to conflicts of law principles thereof. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any particular provision shall not affect the validity and enforceability of the other provisions. Any action to enforce this Agreement shall be brought by a court of competent jurisdiction in the State of Delaware or in the United Kingdom.

5)    Except as otherwise provided herein, this Agreement shall supersede the terms of the Original Agreement.

6)    This Agreement is personal to you and shall not be assigned by you. If you die after amounts have become payable under this Agreement, any such unpaid amounts owed to you at your death shall be paid to your estate. General Cable may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to any of the businesses or assets of General Cable. This Agreement shall inure to the benefit of General Cable and its permitted successors and assigns.

7)    By executing this Agreement, you hereby agree to keep the terms of this Agreement confidential and that you shall not disclose the terms of this Agreement; provided that, you may disclose the terms of this Agreement to your legal counsel or spouse, and tax and financial advisors (provided that such persons agree not to disclose any such information) and to the extent required to comply with applicable law.

8)    You have a period of 21 days from the date of this revised Agreement to consider, sign and return this Agreement (including Exhibit A attached hereto).

Please sign below and the attached Exhibit A indicating that you accept the terms and conditions as set forth in this Agreement (including the attached Exhibit A). Please retain a copy of this Agreement for your records, and return the signed original to the Human Resources Department by email.

Please feel free to contact me if you have any questions.

Sincerely,

Sonya Reed
EVP, CHRO
General Cable Corporation

Attachments:
1) Release (Exhibit A)
2) Release (Exhibit B)
3) Resignation Letter (Exhibit C)
4) Amended and Restated Bylaws of General Cable dated December 16, 2008 (Exhibit D)
5) Outplacement Brochure
I agree to the terms of the foregoing Agreement.
_______________________________                __________________
Peter Campbell                            Date

EXHIBIT A
Release to be signed at date of Agreement
WAIVER AND RELEASE
WHEREAS, in accordance with the terms and conditions of the agreement entered into between me and General Cable Corporation (collectively with its subsidiaries, “General Cable”) as of the date hereof (the “Agreement”), I wish to enter into this Waiver and Release Agreement (“Release Agreement”); and
THEREFORE, in consideration of the mutual covenants and promises contained in this Release Agreement and in the Agreement, General Cable and I agree as follows:
1.    I acknowledge and agree that the total compensation and payments I will receive under the Agreement are more than I would otherwise be entitled to in accordance with any applicable laws or regulations or under the terms of any agreement, contract, or policy of General Cable or by reason of the involuntary separation of my employment as an active employee of General Cable, and the total compensation and payments are made in full satisfaction of any and all obligations of General Cable to me and no further obligations or amounts are due or shall become due to me in connection with or in any way related to my employment and/or directorship. I also agree and acknowledge the sufficiency of the benefits provided herein and that General Cable has no further obligations of any kind to me or for any taxation, other than those payroll deductions required by the law of Thailand, associated with all such amounts and the benefits being paid to me pursuant to the terms of the Agreement. In consideration of these payments, for myself and my heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, subject to the provisions of Paragraph 2 hereof, I forever waive, release, discharge, and covenant not to sue, General Cable, its parents, predecessors, subsidiaries, affiliates, successors and assigns, and its and their current and former directors, officers, agents, attorneys, employees and any person working in or conducting business on General Cable's behalf (the “Releasees”), including but not limited to, the following causes of action: (1) any and all claims for monetary damages under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., 42 U.S.C. § 1981 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981 et seq., and the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.; and (2) any and all other claims under federal, state or local laws, including but not limited to the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protection Act, the Delaware Persons With Disabilities Employment Protections Act, the Delaware Whistleblower's Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, or any other laws and regulations relating to discrimination or employment; claims for breach of contract, whether oral or written, express or implied, including any claims for breach of any implied covenant of good faith and fair dealing; any tort claims, including, without limitation, any claims for personal injury, harm or damages, whether the result of intentional, unintentional, negligent, reckless or grossly negligent acts or omissions; any claims for harassment, discrimination, retaliation, wrongful discharge or any other claims arising out of any legal restrictions on the employer's right to terminate employees; and any claims for attorneys' fees or legal costs or expenses in connection with any legal claim, provided, however, that nothing in this Release Agreement shall be construed as a requirement for or condition to any payment due under the Wage Payment and Collection Act. The Release further includes, but is not limited to, claims or causes of action arising out of or relating to (i) any law of Thailand or any other country, and any regulations, rules or decisions under those laws; or (ii) contract, tort or any other claims arising out of or related in any way to my employment or directorship with General Cable or my separation which are based on any act, omission or course of conduct of the Releasees before the date of this Release.
I further agree and acknowledge that the above referenced claims released by me include, but are not limited to, all claims, however styled, for compensation, damages for unfair termination, wages, allowances, commissions, bonuses, annual leave pay, holiday pay, end of year payments, sickness allowance, severance payments, separation pay, long service payments, pension or retirement scheme contributions, benefits, expenses, penalties, and damages of any kind whether it be statutory or contractual payment, interests, attorneys' fees or costs.

2.    The foregoing shall in no event apply to any claims that, as a matter of applicable law, are not waivable. General Cable and I agree that nothing in this Release Agreement prevents or prohibits me from: (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Release Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization or (iv) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, I agree to give prompt written notice to General Cable so as to permit General Cable to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, I agree and acknowledge, however, that I am waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding. To the extent I receive any monetary relief in connection with any such charge, action, investigation or proceeding, General Cable will be entitled to an offset for the benefits made pursuant to this Release Agreement or the Agreement , to the fullest extent provided by law.
General Cable and I further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. I retain the right to participate in any such action and to seek any appropriate non-monetary relief. I retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by me or in response to the government and such right is not limited by any non-disparagement claims. General Cable and I agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, the right to communicate with the EEOC is a right that is protected by federal law and the Release Agreement does not prohibit or interfere with those rights. Notwithstanding the foregoing, I agree to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.
3.    I acknowledge that this Release Agreement does not cover claims to enforce the Agreement, claims for indemnification, if any, that I may have under General Cable’s Bylaws as an employee of General Cable, and claims for vested benefits under employee benefit plans. This Release Agreement is intended to be effective as to all claims described above as of the date hereof, but does not waive rights or claims that may arise after the date this Release Agreement is executed.
4.    Subject to the provisions of Paragraph 2 hereof, I agree not to, in any way, defame or disparage the image, reputation or standing of General Cable or any of its employees at any time. I agree to maintain, at all times, the confidentiality of the terms and conditions of this Release Agreement, the Agreement, and my separation from General Cable.
5.    I acknowledge and agree that nothing contained in this Release Agreement, or the fact of its submission to me shall be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of General Cable or the other Releasees of any violation of federal, foreign, state or local statutory or common law or regulation.
6.    I acknowledge that I have entered into this Release Agreement freely, knowingly, and voluntarily; I further understand and agree that this Release Agreement was reached and agreed to by General Cable and me in order to avoid the expense of any potential claims or disputes.
7.    General Cable and I each knowing and voluntarily agree and expressly acknowledge that this Release Agreement includes a waiver and release of all claims which I have or may have to collect monetary damages under the ADEA, including, but not limited to, the Older Workers’ Benefit Protection Act (“OWBPA”).

The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release Agreement.
a.    I have read carefully the terms of this Release Agreement and understand the meaning and effect of this Release Agreement.
b.    I have been advised to consult an attorney before signing this Release Agreement.
c.    The waiver and release of claims under the ADEA contained in this Release Agreement does not cover rights or claims that may arise after the date on which I sign this Release Agreement.
d.    I have been granted twenty-one (21) days after I am presented with this Release Agreement to decide whether or not to sign it.
e.    I hereby acknowledge and agree that I am knowingly and voluntarily waiving and releasing my rights and claims only in exchange for consideration (something of value) in addition to anything of value to which I am already entitled.
8.    I agree and acknowledge that I have read this Release Agreement carefully and fully understand all of its provisions. This Release Agreement constitutes the entire agreement between General Cable and me with respect to all the matters discussed herein, and supersedes all prior or contemporaneous discussions, communications or agreements, expressed or implied, written or oral, by or between General Cable and me regarding such matters. However, this Release Agreement does not supersede the Agreement or otherwise alter my and General Cable’s post-employment obligations pursuant to the Agreement.
9.    This Release Agreement will be governed and construed in accord with the laws of Delaware, without regard to conflicts of law principles thereof. No amendment or modification of the terms of the Release Agreement will be made except by a writing executed by General Cable and myself. I agree that the Agreement and the Release Agreement represent the complete and exclusive agreement regarding my separation of employment from General Cable.
10.    This Release Agreement shall not become effective or enforceable until the eighth day following my execution of this Release Agreement without my having previously revoked this Release Agreement (the “Effective Date”). I shall have the right to revoke this Release Agreement at any time during the seven (7) day period immediately following my execution of it. I acknowledge that in order to revoke this Release Agreement, I must submit written notice of my revocation to Sonya Reed via email and certified U.S. Mail, 9850 N.W. 41st Street, Suite 200, Doral, FL 33178 such that the notice is received by said person before the expiration of the seven-day revocation period.
11.    I acknowledge that the language of all parts of this Release Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Should any provision of this Release Agreement be declared or be determined by any tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release Agreement.
12.    I acknowledge that this Release Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor or assign of General Cable, and any such successor or assign shall be deemed substituted for all purposes for General Cable under the terms of this Release Agreement. I further acknowledge that I may not assign this Release Agreement.
Dated: ____________________________        By:    _____________________________                                 Peter Campbell

EXHIBIT B
Release to be signed at Separation Date
WAIVER AND RELEASE
WHEREAS, in accordance with the terms and conditions of the agreement entered into between me and General Cable Corporation (collectively with its subsidiaries, “General Cable”) as of [March [ ], 2015] (the “Agreement”), I wish to enter into this Waiver and Release Agreement (“Release Agreement”); and
THEREFORE, in consideration of the mutual covenants and promises contained in this Release Agreement and in the Agreement, General Cable and I agree as follows:
1.    I acknowledge and agree that the total compensation and payments I will receive under the Agreement are more than I would otherwise be entitled to in accordance with any applicable laws or regulations or under the terms of any agreement, contract, or policy of General Cable or by reason of the involuntary separation of my employment as an active employee of General Cable, and the total compensation and payments are made in full satisfaction of any and all obligations of General Cable to me and no further obligations or amounts are due or shall become due to me in connection with or in any way related to my employment and/or directorship. I also agree and acknowledge the sufficiency of the benefits provided herein and that General Cable has no further obligations of any kind to me or for any taxation, other than those payroll deductions required by the law of Thailand, associated with all such amounts and the benefits being paid to me pursuant to the terms of the Agreement. In consideration of these payments, for myself and my heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, subject to the provisions of Paragraph 2 hereof, I forever waive, release, discharge, and covenant not to sue, General Cable, its parents, predecessors, subsidiaries, affiliates, successors and assigns, and its and their current and former directors, officers, agents, attorneys, employees and any person working in or conducting business on General Cable's behalf (the “Releasees”), including but not limited to, the following causes of action: (1) any and all claims for monetary damages under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., 42 U.S.C. § 1981 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981 et seq., and the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.; and (2) any and all other claims under federal, state or local laws, including but not limited to the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protection Act, the Delaware Persons With Disabilities Employment Protections Act, the Delaware Whistleblower's Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, or any other laws and regulations relating to discrimination or employment; claims for breach of contract, whether oral or written, express or implied, including any claims for breach of any implied covenant of good faith and fair dealing; any tort claims, including, without limitation, any claims for personal injury, harm or damages, whether the result of intentional, unintentional, negligent, reckless or grossly negligent acts or omissions; any claims for harassment, discrimination, retaliation, wrongful discharge or any other claims arising out of any legal restrictions on the employer's right to terminate employees; and any claims for attorneys' fees or legal costs or expenses in connection with any legal claim, provided, however, that nothing in this Release Agreement shall be construed as a requirement for or condition to any payment due under the Wage Payment and Collection Act. The Release further includes, but is not limited to, claims or causes of action arising out of or relating to (i) any law of Thailand or any other country, and any regulations, rules or decisions under those laws; or (ii) contract, tort or any other claims arising out of or related in any way to my employment or directorship with General Cable or my separation which are based on any act, omission or course of conduct of the Releasees before the date of this Release.
I further agree and acknowledge that the above referenced claims released by me include, but are not limited to, all claims, however styled, for compensation, damages for unfair termination, wages, allowances, commissions, bonuses, annual leave pay, holiday pay, end of year payments, sickness allowance, severance payments, separation pay, long service payments, pension or retirement scheme contributions, benefits, expenses, penalties, and damages of any kind whether it be statutory or contractual payment, interests, attorneys' fees or costs.

2.    The foregoing shall in no event apply to any claims that, as a matter of applicable law, are not waivable. General Cable and I agree that nothing in this Release Agreement prevents or prohibits me from: (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Release Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization or (iv) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, I agree to give prompt written notice to General Cable so as to permit General Cable to protect its interests in confidentiality to the fullest extent possible. To the fullest extent provided by law, I agree and acknowledge, however, that I am waiving any right to recover monetary damages in connection with any such charge, action, investigation or proceeding. To the extent I receive any monetary relief in connection with any such charge, action, investigation or proceeding, General Cable will be entitled to an offset for the benefits made pursuant to this Release Agreement or the Agreement , to the fullest extent provided by law.
General Cable and I further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. I retain the right to participate in any such action and to seek any appropriate non-monetary relief. I retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by me or in response to the government and such right is not limited by any non-disparagement claims. General Cable and I agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, the right to communicate with the EEOC is a right that is protected by federal law and the Release Agreement does not prohibit or interfere with those rights. Notwithstanding the foregoing, I agree to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.
3.    I acknowledge that this Release Agreement does not cover claims to enforce the Agreement, claims for indemnification, if any, that I may have under General Cable’s Bylaws as an employee of General Cable, and claims for vested benefits under employee benefit plans. This Release Agreement is intended to be effective as to all claims described above as of the date hereof, but does not waive rights or claims that may arise after the date this Release Agreement is executed.
4.    Subject to the provisions of Paragraph 2 hereof, I agree not to, in any way, defame or disparage the image, reputation or standing of General Cable or any of its employees at any time. I agree to maintain, at all times, the confidentiality of the terms and conditions of this Release Agreement, the Agreement, and my separation from General Cable.
5.    I acknowledge and agree that nothing contained in this Release Agreement, or the fact of its submission to me shall be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of General Cable or the other Releasees of any violation of federal, foreign, state or local statutory or common law or regulation.
6.    I acknowledge that I have entered into this Release Agreement freely, knowingly, and voluntarily; I further understand and agree that this Release Agreement was reached and agreed to by General Cable and me in order to avoid the expense of any potential claims or disputes.
7.    General Cable and I each knowing and voluntarily agree and expressly acknowledge that this Release Agreement includes a waiver and release of all claims which I have or may have to collect monetary damages under the ADEA, including, but not limited to, the Older Workers’ Benefit Protection Act (“OWBPA”).

The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release Agreement.
a.    I have read carefully the terms of this Release Agreement and understand the meaning and effect of this Release Agreement.
b.    I have been advised to consult an attorney before signing this Release Agreement.
c.    The waiver and release of claims under the ADEA contained in this Release Agreement does not cover rights or claims that may arise after the date on which I sign this Release Agreement.
d.    I have been granted twenty-one (21) days after I am presented with this Release Agreement to decide whether or not to sign it.
e.    I hereby acknowledge and agree that I am knowingly and voluntarily waiving and releasing my rights and claims only in exchange for consideration (something of value) in addition to anything of value to which I am already entitled.
8.    I agree and acknowledge that I have read this Release Agreement carefully and fully understand all of its provisions. This Release Agreement constitutes the entire agreement between General Cable and me with respect to all the matters discussed herein, and supersedes all prior or contemporaneous discussions, communications or agreements, expressed or implied, written or oral, by or between General Cable and me regarding such matters. However, this Release Agreement does not supersede the Agreement or otherwise alter my and General Cable’s post-employment obligations pursuant to the Agreement.
9.    This Release Agreement will be governed and construed in accord with the laws of Delaware, without regard to conflicts of law principles thereof. No amendment or modification of the terms of the Release Agreement will be made except by a writing executed by General Cable and myself. I agree that the Agreement and the Release Agreement represent the complete and exclusive agreement regarding my separation of employment from General Cable.
10.    This Release Agreement shall not become effective or enforceable until the eighth day following my execution of this Release Agreement without my having previously revoked this Release Agreement (the “Effective Date”). I shall have the right to revoke this Release Agreement at any time during the seven (7) day period immediately following my execution of it. I acknowledge that in order to revoke this Release Agreement, I must submit written notice of my revocation to Sonya Reed via email and certified U.S. Mail, 9850 N.W. 41st Street, Suite 200, Doral, FL 33178, such that the notice is received by said person before the expiration of the seven-day revocation period.
11.    I acknowledge that the language of all parts of this Release Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Should any provision of this Release Agreement be declared or be determined by any tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release Agreement.
12.    I acknowledge that this Release Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor or assign of General Cable, and any such successor or assign shall be deemed substituted for all purposes for General Cable under the terms of this Release Agreement. I further acknowledge that I may not assign this Release Agreement.
Dated: ____________________________        By:    _____________________________                                 Peter Campbell

EXHIBIT C
Resignation Letter
February 25, 2015
Gregory B. Kenny
President and Chief Executive Officer
General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076
Re:    Resignation
Dear Mr. Kenny:
I hereby tender my resignation as Executive Vice President, President and Chief Executive Officer of General Cable Corporation, Asia Pacific to become effective March 31, 2015 or any earlier date designated by General Cable Corporation.
I also resign, effective March 31, 2015 or any earlier date designated by General Cable Corporation, from all positions held as director or officer of all of General Cable Corporation’s subsidiaries and affiliates, including but not limited to, those positions listed on Appendix A attached hereto.
Reproductions of this letter may be taken as evidence of my resignation.
Sincerely,
Peter A. Campbell